UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2009

MONARCH FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-34565	20-4985388
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1101 Executive Boulevard Chesapeake, Virginia		23320
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (757) 389-5111

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2009, Monarch Financial Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Scott & Stringfellow, LLC, as underwriter, for the sale of 700,000 shares (the “Firm Shares”) of its Series B Noncumulative Convertible Perpetual Preferred Stock, $5.00 par value per share (the “Series B Preferred Stock”), in a public offering. In addition, pursuant to the Underwriting Agreement, the Company granted the underwriter an option to purchase up to 100,000 additional shares of Series B Preferred Stock (the “Additional Shares,” and together with the Firm Shares, the “Shares”). The public offering price was $25.00 per share. The net proceeds of the offering, after underwriting discounts and commissions, are expected to be $16.2 million ($18.6 million if the option to purchase the Additional Shares is exercised in full). The closing of the offering is expected to occur on or about December 3, 2009.

Pursuant to the Underwriting Agreement, certain directors and executive officers of the Company entered into agreements in substantially the form included in the Underwriting Agreement providing for a 90-day “lock-up” period with respect to sales of specified securities, subject to certain exceptions.

The Underwriting Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering into such Underwriting Agreement, and are not factual information to investors about the Company.

The Shares were registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-1 (Registration No. 333-162473), filed October 14, 2009, as amended on November 18, 2009 and November 25, 2009 (the “Registration Statement”). The offer and sale of the Shares are described in the Company’s prospectus, constituting a part of the Registration Statement.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement. A copy of the Underwriting Agreement is incorporated herein by reference and is attached to this Current Report on Form 8-K as Exhibit 1.1.

Item 3.03. Material Modification to Rights of Security Holders

On November 25, 2009, the Company filed Articles of Amendment (the “Articles of Amendment”) with the Commonwealth of Virginia State Corporation Commission for the purpose of amending its Amended and Restated Articles of Incorporation to create the Series B Preferred Stock. The terms of the Series B Preferred Stock will prohibit the Company from declaring or paying any cash dividends on its common stock in the event the Company fails to declare and pay full cash dividends (or declare and set aside a sum sufficient for payment thereof) on its Series B Preferred Stock for a particular dividend period, the Company may not declare or pay dividends on, or redeem or purchase, shares of securities junior to the Series B Preferred Stock during the next succeeding dividend period. The Series B Preferred Stock ranks on parity with the Registrant’s existing Series A Preferred Stock (and senior to the common stock) with respect to dividend and liquidation rights. The restrictions are more fully set forth in the Articles of Amendment referenced in Item 5.03 below.

Item 5.03. Amendments to Articles of Incorporation of Bylaws; Change in Fiscal Year

On November 25, 2009, the Company filed Articles of Amendment (the “Articles of Amendment”) with the Commonwealth of Virginia State Corporation Commission for the purpose of amending its Amended and Restated Articles of Incorporation to create the Series B Preferred Stock. The Series B Preferred Stock has a 7.80% noncumulative dividend, may be redeemed at the election of the Company at any time after the third anniversary of issuance, and has a liquidation preference of $25.00 per share. The Series B Preferred Stock is convertible at the option of the holder at any time, and at the Company’s option under certain circumstances, into 3.125 shares of the Company’s common stock, subject to certain adjustments. This description of the Articles of Amendment is qualified in its entirety by reference to the Articles of Amendment, which are attached hereto as Exhibit 3.1 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated November 30, 2009 between Monarch Financial Holdings, Inc. and Scott & Stringfellow, LLC.

3.1	Articles of Amendment to the Articles of Incorporation of Monarch Financial Holdings, Inc. establishing the Series B Noncumulative Convertible Perpetual Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONARCH FINANCIAL HOLDINGS, INC. (Registrant)

Date: December 1, 2009	By:	/s/ Brad E. Schwartz
Brad E. Schwartz, Executive Vice President Chief Financial & Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement dated November 30, 2009 between Monarch Financial Holdings, Inc. and Scott & Stringfellow, LLC.

3.1	Articles of Amendment to the Articles of Incorporation of Monarch Financial Holdings, Inc. establishing the Series B Noncumulative Convertible Perpetual Preferred Stock